Exhibit (10)(c)(2)(a)

AMENDMENT TO CHANGE IN CONTROL AGREEMENT

THIS AMENDMENT  (this “Amendment”), effective as of October 23, 2003, by and between ALLTEL Corporation, a Delaware corporation (the “Corporation”), and Kevin L. Beebe (“Executive”), amends that certain Agreement, dated as of July 23, 1998, by and between the Corporation and Executive (the “Agreement”).

In consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1.  Section 1(C) of the Agreement is hereby amended by deleting subsection (iv) in its entirety and changing subsection (iii) to read as follows:

(iii) The consummation of (A) a merger or consolidation of the Corporation, statutory share exchange, or other similar transaction with another corporation, partnership, or other entity or enterprise in which either the Corporation is not the surviving or continuing corporation or shares of common stock of the Corporation are to be converted into or exchanged for cash, securities other than common stock of the Corporation, or other property, (B) a sale or disposition of all or substantially all of the assets of the Corporation, or (C) the dissolution of the Corporation.

2.  As amended hereby, the Agreement shall be and remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

ALLTEL CORPORATION

By:	/s/ Scott T. Ford
Scott T. Ford
President and Chief Executive Officer

EXECUTIVE:

/s/ Kevin L. Beebe
Kevin L. Beebe